EXHIBIT 99.1

February 20, 2019

Adjustment to Automatic Weekly Repurchase of Excess Stock
The Federal Home Loan Bank of Chicago (FHLBank Chicago) is making an adjustment to our automatic weekly excess stock repurchase process. This adjustment is effective Thursday, February 28, 2019.

Currently, excess stock is automatically repurchased every Thursday at 5:00 p.m. Central Time. You see the proceeds in your DID account on the first business day after the repurchase occurs. When a Thursday is not a business day (for example, a holiday such as Thanksgiving), our weekly excess stock repurchase occurs on the next business day. This has been our practice since we began automatically repurchasing excess stock on a weekly basis in January 2017.

Effective Thursday, February 28, 2019, when a Thursday falls on the last calendar day of the month or when a Thursday is not a business day (for example, a holiday such as Thanksgiving), we will repurchase your excess stock on the next business day.

Example Date	When Automatic Weekly Excess Stock Repurchase Occurs	When Proceeds Will Appear in Your DID Account
Thursday is a business day	5:00 p.m. Central Time on the same day	By 9:00 a.m. Central Time on first business day after repurchase
Example: Thursday, February 21, 2019	Example: Thursday, February 21, 2019 at 5:00 p.m. Central Time	Example: Friday, February 22, 2019 by 9:00 a.m. Central Time
Thursday is the last calendar day of the month	5:00 p.m. Central Time on the next business day	By 9:00 a.m. Central Time on first business day after repurchase
Example: Thursday, February 28, 2019	Example: Friday, March 1, 2019 at 5:00 p.m. Central Time	Example: Monday, March 4, 2019 by 9:00 a.m. Central Time
Thursday is not a business day	5:00 p.m. Central Time on the next business day	By 9:00 a.m. Central Time on first business day after repurchase
Example: Thursday, November 28, 2019	Example: Friday, November 29, 2019 at 5:00 p.m. Central Time	Example: Monday, December 2, 2019 by 9:00 a.m. Central Time

What is not changing:
You may continue to request repurchase of your excess stock on any day in addition to the automatic weekly repurchases by submitting a request form to the FHLBank Chicago. In fact, you may submit a request for repurchase on a Thursday that falls on the last calendar day of the month, even though the automatic weekly repurchase will be delayed until the next business day. Your request will continue to be processed in the same manner as before the automatic weekly repurchases began.

Additional information:
All repurchases of excess stock, including automatic weekly repurchases, will continue until otherwise announced, but remain subject to our regulatory capital requirements and repurchase guidelines.

Please contact your sales director with questions regarding this adjustment to our automatic weekly excess stock repurchase process.